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                              JOHN HANCOCK FUNDS II

                       AMENDMENT TO SUBADVISORY AGREEMENT

                  PACIFIC INVESTMENT MANAGEMENT COMPANY LLC


      AMENDMENT made as of this 29th day of June, 2007 to the Subadvisory Agreement dated October 17, 2005 (the "Agreement"), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the "Adviser"), and Pacific Investment Management Company LLC (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.    CHANGE IN APPENDIX A

      Appendix A of the Agreement is amended to change the compensation of the Real Return Bond Fund as set forth below.

2.    SERVICES OF THE SUBADVISER

      Notwithstanding any other provision to the contrary, SubAdviser shall have no obligation to perform the following services:

(a) preparing and filing materials for distribution to shareholders of the Trust, including statistical information about the Trust and materials regarding the Trust's performance or investments;
(b) providing employees of the Subadviser to serve as officers of the Trust; or
(c) providing the Fund's Chief Compliance Officer and associated staff.

2.    EFFECTIVE DATE

      This Amendment shall become effective with on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II (the "Trust") and (ii) execution of the Amendment.

       (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)



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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

                                 JOHN HANCOCK INVESTMENT MANAGEMENT
                                 SERVICES, LLC



                                 By:  /s/Bruce R. Speca
                                      -----------------
                                      Name:     Bruce R. Speca
                                      Title:    Executive Vice President

                                 PACIFIC INVESTMENT MANAGEMENT COMPANY LLC




                                 By:  /s/Brent L. Holden
                                      ------------------
                                       Name:    Brent L. Holden
                                       Title:   Managing Director


                                       2
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                                   APPENDIX A

      The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

                            FIRST        EXCESS OVER
                         $1 BILLION      $1 BILLION
                        OF AGGREGATE    OF AGGREGATE
PORTFOLIO                NET ASSETS*     NET ASSETS*
---------                ----------      ----------
Real Return Bond Fund         %               %

*The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)                   Other Portfolio(s)
------------------                   ------------------
Real Return Bond Fund          --    Real Return Bond Fund, a series of
                                     John Hancock Trust

      The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

      If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.


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